Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock, $0.01 par value per share, of Build-A-Bear Workshop, Inc. (the “Company,” “we,” “us,” and “our”), which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (i) our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and (ii) our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share. As of February 1, 2020, there were 15,205,981 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. On all matters other than the election of directors, when a quorum is present at any meeting, the vote of the holders of a majority of the stock entitled to vote shall decide any question brought before such meeting, unless otherwise required by the Certificate of Incorporation, the Bylaws or Delaware law. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote will constitute a quorum at all meetings of the stockholders for the transaction of business. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors, subject to any rights to elect directors that may be granted to any then-outstanding preferred stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock.

Dividend Rights. Subject to preferences that may be granted to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders.

Other Rights and Preferences. Holders of our common stock have no preemptive or other subscription or conversion rights. Shares of our common stock have no redemption or sinking fund provisions, and are not liable for further call or assessment. The rights, preferences and privileges of holders of common stock are subject to the right of holders of shares of any series of preferred stock that may be issued in the future.

Listing. Our common stock currently trades on the New York Stock Exchange under the symbol “BBW.”

Anti-Takeover Provisions

The material provisions of Delaware law and our Certificate of Incorporation and Bylaws which may have an anti-takeover effect and delay, deter or prevent a tender offer, proxy contest or other takeover attempt that stockholders might consider to be in their best interests, including such an attempt that might result in payment of a premium over the market price for their shares of our common stock, are summarized in the following paragraphs.

Interested stockholder transactions. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions specified therein, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, unless:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Cumulative Voting. Our Certificate of Incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Classified Board of Directors; Director Removal and Board Vacancies; Size of Board. Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors are elected each year, which has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. These provisions, when coupled with the provisions of our Certificate of Incorporation authorizing only the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees. The Certificate of Incorporation also provides that directors may be removed by stockholders only for cause. Since the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Stockholder Action by Written Consent; Special Meeting of Stockholders. Our Certificate of Incorporation eliminates the ability of stockholders to act by written consent, provided that holders of preferred stock may vote by written consent to the extent expressly provided in any certificate of designation authorizing issuance of a particular series of preferred stock. It also provides that special meetings of our stockholders may be called only by the chairman of our board of directors, our chief executive officer, our president or a majority of our directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The preferred stock may be issued with voting rights, dividend rights, conversion privileges, redemption rights and liquidation rights and other rights, preferences, privileges, powers, qualifications, limitations or restrictions as may be specified by our board of directors, which rights may be superior to those of the common stock in one or more respects. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our Certificate of Incorporation requires the affirmative vote of more than 80% of our capital stock in connection with the amendment of certain provisions, including those relating to (1) the classified board of directors and related director matters, (2) the ability of stockholders to act by written consent or call special meetings, (3) limitations of liability of directors, (4) indemnification of our directors, officers, employees and agents and (5) the amendment of our Bylaws. Similarly, our Bylaws provide that they may be amended by our board of directors, or by our stockholders with the affirmative vote of at least 80% of the voting power of all outstanding shares.

Limitation of Liability and Indemnification

Our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that we will, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, or as our representative in a partnership, joint venture, trust or other entity, (an “indemnitee”) against expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. We have also entered into separate indemnification agreements with our directors and executive officers that require us, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service other than liabilities unless it is determined that he or she did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the indemnitee’s heirs, executors, and administrators.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

We currently have a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. We believe that these indemnification and liability provisions are essential to attracting and retaining qualified persons as officers and directors.